Exhibit 10.28

UNIVAR CANADA LTD.

SUPPLEMENTAL BENEFITS PLAN

AMENDED AND RESTATED AS OF JUNE 1, 2007

1.	Purpose.

The purpose in establishing the Supplemental Benefits Plan (“Plan”) is to provide retirement benefits to specifically designated participants of the Univar Canada Ltd. Pension Plan (“Pension Plan”) under the terms of that Pension Plan without regard to limitations on benefits imposed under Section 147.1(2) of the Income Tax Act and Regulation 8504 which apply to the Pension Plan.

For purposes of this Supplemental Benefits Plan, any terms specifically defined in the Pension Plan shall have the same meaning in this Plan.

2.	Effective Date.

This Plan was established effective June 25, 1993 and was amended effective May 7, 1996. The Plan was also restated effective May 7, 1996, August 15, 1997 and July 1, 2002. The effective date of this amended and restated Plan is June 1, 2007.

3.	Participation.

This Plan shall include only those employees of the Company who (i) are eligible to receive a benefit under the Pension Plan; (ii) have benefits affected by the limitation on benefits payable from the Pension Plan; (iii) are working for the Company in Canada and are neither U.S. citizens nor U.S. residents; and (iv) have been specifically designated to participate in this Plan by the Pension Management Committee of Univar Canada Ltd. (“Company”). Such an employee shall be referred to hereinafter as a “Participant”. An employee’s designation as a Participant may be revoked at any time by the Pension Management Committee. Upon such revocation, the employee shall be entitled only to those benefits that may have accrued and become vested under the Plan at the time of such revocation. Employees of the Company who are citizens or residents of the United States or are working in the United States shall not actively participate in this Plan while they are U.S. citizens or residents or are working in the United States. Employees of the Company who are U.S. citizens or residents may be eligible to participate in the Univar Canada Ltd. Supplemental Benefits Plan for U.S. Citizens or Residents Working in Canada if they otherwise meet the requirements to participate in that plan. Only employees of the Company are eligible to participate in this Plan, and only pay earned and service for the Company while working in Canada other than as a U.S. citizen or resident shall be considered in determining benefits payable under this Plan. Service with and pay received from affiliates of the Company will not be considered under this Plan. Employees of a U.S. affiliate of the Company (‘‘U.S. Affiliate”) who were transferred from the Company to the U.S. Affiliate may be eligible to participate in the Univar

Canada Ltd. Supplemental Benefits Plan for Former Employees Working in the United States if they otherwise meet the requirements to participate in that plan. The supplemental benefits with respect to the Pension Plan that were earned by Paul Hough, Victor Langley and Patrick Tole while they were working for a U.S. Affiliate (e.g., make· whole benefits, consideration of compensation earned in the United States) were not earned under this Plan, but instead were earned under the Univar Canada Ltd. Supplemental Benefits Plan for U.S. Citizens or Residents, and those benefits are being transferred to the Univar Canada Ltd. Supplemental Benefits Plan for Former Employees Working in the United States effective June 1 , 2007.

4.	Benefit Determination Date.

Benefits shall be determined under this Plan as of the same date that benefits are determined under the Pension Plan.

5.	Benefit Amount.

The initial benefits under this Plan determined as of the benefit determination date shall equal the difference, if any, between (a) and (b) below:

(a)	The monthly benefit for the life of the Participant, as calculated under the terms of the Pension Plan, without regard to the limitations described in Section 147.1(2) of the Income Tax Act and Regulation 8504 and including for Quebec Participants, if applicable, the monthly benefit for the life of the Quebec Participant that would have been paid from the Pension Plan if the Quebec Participant had not previously transferred or received a lump sum refund of his benefits under the Pension Plan;

(b)	The monthly benefit for the life of the Participant, as calculated under the terms of the Pension Plan, which includes limitations described in Section 147.1(2) of the Income Tax Act and Regulation 8504 and including for Quebec Participants, if applicable, the monthly benefit for the life of the Quebec Participant that would have been paid from the Pension Plan if the Quebec Participant had not previously transferred or received a lump sum refund of his benefits under the Pension Plan.

(c)	A Participant shall not become vested in the benefits accrued under this Plan unless and until he or she becomes vested in the benefits provided by the Pension Plan.

The initial benefits payable under this Plan shall be increased in the same manner and same percentage amount as any cost of living adjustment increases granted in respect of benefits payable from the Pension Plan.

6.	Spouse’s Death Benefits.

If a death benefit is payable under the Pension Plan to a spouse of a Participant, that spouse is eligible to receive benefits under this Plan. The benefit shall be calculated in the same manner as under Section 5; that is, the death benefit under this Plan shall equal the difference, if any, between (a) and (b) below, plus any amounts described in (c) below:

(a)	the spouse’s death benefit calculated under the Pension Plan without regard to the limitations described in Section 147.1(2) of the Income Tax Act and Regulations 8504 and including for Quebec Participants, if applicable, the monthly benefit for the life of the Quebec Participant that would have been paid from the Pension Plan if the Quebec Participant had not previously transferred or received a lump sum refund of his benefits under the Pension Plan; and

(b)	the spouse’s death benefit as calculated under the terms of the Pension Plan which includes limitations described in Section 147.1(2) of the Income Tax Act and Regulation 8504 and including for Quebec Participants, if applicable, the monthly benefit for the life of the Quebec Participant that would have been paid from the Pension Plan if the Quebec Participant had not previously transferred or received a lump sum refund of his benefits under the Pension Plan.

If the Participant was not survived by a Spouse, the Participant’s surviving designated beneficiary or, if none, his estate, shall receive in an immediate lump sum payment the difference, if any, between (a) and (b) below:

(a)	the beneficiary’s death benefit calculated under Section 8.3 of the Pension Plan without regard to the limitations described in Section 147.1(2) of the Income Tax Act and Regulations 8504 and including for Quebec Participants, if applicable, the monthly benefit for the life of the Quebec Participant that would have been paid from the Pension Plan if the Quebec Participant had not previously transferred or received a lump sum refund of his benefits under the Pension Plan; and

(b)	the beneficiary’s death benefit calculated under Section 8.3 of the Pension Plan which includes limitations described in Section 147.1(2) of the Income Tax Act and Regulation 8504 and including for Quebec Participants, if applicable, the monthly benefit for the life of the Quebec Participant that would have been paid from the Pension Plan if the Quebec Participant had not previously transferred or received a lump sum refund of his benefits under the Pension Plan.

7.	Creditable Pay and Service.

For purposes of calculating the benefits under Sections 5 and 6 above, only a Participant’s pay earned and service for the Company while an active Participant in this Plan working in Canada other than as a U.S. citizen or resident shall be considered. If a participant in the Univar Canada Ltd. Supplemental Benefits Plan for U.S. Citizens or Residents

Working in Canada is also a Participant in this Plan (e.g., because he or she ceases to be a U.S. citizen or resident), benefits accrued under this Plan shall be calculated in such a way that they supplement (and not duplicate) the benefits provided under the Univar Canada Ltd. Supplemental Benefits Plan for U.S. Citizens or Residents Working in Canada so that the aggregate of the benefits accrued under both such plans plus the Pension Plan equals the aggregate benefit amount that would have been accrued under the Univar Canada Ltd. Supplemental Benefits Plan for U.S. Citizens or Residents Working in Canada and the Pension Plan had all of the Participant’s pay and service for the Company in Canada been as a U.S. citizen or resident (with such benefit amounts being adjusted as if payments from all plans commenced on the same date).

8.	Date and Form of Payment

Benefit payments under this Plan shall commence at the same time as the benefit under the Pension Plan commences. The benefit shall be paid in the same form as the benefit is paid under the Pension Plan and the actuarial equivalent assumptions used in determining the benefit in a given form shall be the same as are used to determine the benefit under the Pension Plan. If, pursuant to Section 9 of Pension Plan, a Participant elects to have the Commuted Value (as defined in the Pension Plan) of the Participant’s benefits under the Pension Plan transferred to another plan described in Section 9.3 of the Pension Plan, then the Commuted Value of his benefit under this Plan shall be paid to the Participant in a lump sum at that time. The Company reserves the right to pay a lump sum amount in lieu of the monthly pension benefit set forth in Section 5 if such monthly pension benefit is less than $100. This lump sum amount shall be the actuarial equivalent of the monthly pension benefit payment calculated on the advice of the Pension Plan Actuary.

9.	Re-Employment After Payments Begin

If a Participant is re-employed after benefits commence, the Participant’s benefits shall be suspended under this Plan. When the Participant retires for the final time, the benefit under this Plan shall be recalculated and adjusted in the same manner as the benefit is adjusted under the Pension Plan.

10.	Termination and Amendment of the Plan.

This Plan shall continue in effect until terminated by resolution of the Company’s Board of Directors. In the event of such termination, all amounts accrued and vested to date of termination, based on service and earnings to that date, shall be payable pursuant to the terms of this Plan as if the Plan had not been terminated. The Plan may be amended from time to time by resolution of the Board of Directors, or by action of any committee, officer or employee of the Company to whom the Board of Directors has delegated authority to amend the Plan, including, without limitation, the Pension Management Committee. No amendment or terminating resolution shall reduce any vested benefit accrued to the date of the resolution amending or terminating the Plan. In the event of a plan termination, the Board of Directors, at its option, may accelerate the payment of benefits and may pay benefits in a single, actuarially-equivalent, lump-sum amount.

In the event of the termination of the Plan where there are insufficient assets in the Trust Fund, the Board of Directors of the Company shall allocate amounts to Participants in the following order of priority unless the Board of Directors by resolution passed at the time of any such termination, shall decide that such allocation shall be made in accordance with a different formula which, in the opinion of the Board of Directors, constitutes a more equitable allocation bearing in mind all of the circumstances as they exist at the time of such termination, in which event such allocation shall be made in accordance with such different formula:

(a)	first: benefits in payment at the date of termination;

(b)	second: payment of benefits to those Participants eligible to retire under the Plan at the date of the termination;

(a)	third: payment of benefits to all other Participants not included in (a) or (b) above.

11.	Source of Benefit Payments.

No Participant shall acquire any property interest in any assets of Univar Canada Ltd. or any affiliate thereof as a consequence of participating in this Plan. A Participant’s rights are limited to receiving payments as set forth in this Plan. Except to the extent of assets in the Trust described below, this Plan is unfunded, and to the extent that any Participant acquires a right to receive benefits, such right shall be no greater than the right of any unsecured general creditor of Univar Canada Ltd. Any funds of Univar Canada Ltd. available to pay benefits under the Plan shall be subject to the claims of general creditors of Univar Canada Ltd. and may be used for any purpose by Univar Canada Ltd.

The Trust Under Univar Canada Ltd. Supplemental Benefits Plan (“Trust”) has been created to provide for contributions by Univar Canada Ltd. to provide for contributions by Univar Canada Ltd to assist in funding Plan benefits. The assets of the Trust will not be subject to the claims of the creditors of Univar Canada Ltd. The Trust, and not Univar Canada Ltd., shall pay all expenses of the Trust and all taxes owed on income earned by the Trust on Trust assets. Univar Canada Ltd. shall pay all refundable taxes on contributions it makes to the Trust.

Contributions to the Trust of cash or other property (including, without limitation, a letter of credit) shall also be made by Univar Canada Ltd. in an amount sufficient to fund the actuarial present value (determined as of the time of contribution or letter of credit renewal) of benefits which are accrued by participants under the Plan. For purposes of determining the face amount of a letter of credit in which the Trustee is the beneficiary needed to fund the Trust with respect to the actuarial present value of the accrued benefits under this Plan as of a given date, the actuarial assumptions used were the same actuarial assumptions used by Univar Canada Ltd. to determine the Accumulated Benefit Obligation (ABO) for Univar Canada Ltd. as required under FASB Statement Number 87 as of the Measurement Date immediately preceding or concurrent with such date, or equivalent assumptions. Notwithstanding the foregoing, in determining the amount of contributions (or the face amount of a letter of credit of which the Trustee is beneficiary) needed to fund the Trust, the amount shall be adjusted to take into account the fact that (i) the Company will withhold and remit to Canada Revenue Agency the refundable tax which is owed on its contributions to the Trust, (ii) the bank which issues a letter of credit with the Trustee named as beneficiary will withhold and remit to Canada Revenue Agency the refundable tax owed, if any, on any draw made by the Trustee on the letter of credit, and (iii) the Trust will receive tax refunds from Canada Revenue Agency of refundable taxes held in the Refundable Tax Account with respect to the benefits paid from the Trust. The actuary who determined the amount needed to fund the trust was the actuary engaged at the time by the Pension Plan.

As explained in more detail in the Trust, if a letter of credit is deposited with the Trustee (with the Trustee named as beneficiary of the letter of credit), the face amount of the letter of credit may change annually upon renewal of the letter of credit due, for example, to changes in actuarial assumptions or .the payment of benefits during the year being completed. Upon renewal, such amount will be calculated using the actuarial assumptions and adjustments described above, except that the assumptions and adjustments shall be those as of the Measurement Date immediately preceding or concurrent with the date of renewal of the letter of credit. If the Company should change the standard under which it prepares accounting disclosures, an approach consistent with the above and based on the accounting disclosures most recently used should be taken for calculating the face value of the letter of credit.

Contributions shall be made to the Trust at least annually on or before July 15 of each year. The face amount of a letter of credit which is used in funding the Trust shall be no less than the amount equal to the aggregate accrued liability of benefits owed to all Participants under the Plan projected to the twelfth (12th) month following the date as of which the accrued liability is calculated multiplied by one hundred and five percent (105%), less the amount of assets in the Trust and the Plan’s rights to refundable tax.

12.	Pension Management Committee.

This Plan shall be administered by the Pension Management Committee, a committee appointed by the Board of Directors of the Company. The Pension Management Committee (hereinafter “Committee”) shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties. The Committee shall administer such terms and provisions in a uniform and non-discriminating manner.

13.	Claims Procedure.

The following is the procedure for making claims under this Plan or appealing a decision made with respect to this Plan:

(a)	Filing Claim for Benefits

If a person does not receive the timely payment of the benefits which he or she believes are due under the Plan (hereinafter referred to as the “Applicant”), the Applicant may make a claim for benefits. All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to the Committee. Each claim shall be approved or disapproved within 90 days following the receipt of the information necessary to process the claim. In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Applicant in writing of the denial of the claim, and notify the Applicant of the right to a review of the decision. Such notice shall also set forth the specific reason for such denial, the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan’s appeals procedure. If no action is taken by the Committee on an Applicant’s claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure;

(b)	Appeals Procedure

Any Applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial. An appeal must be submitted in writing within such period and must:

(i) request a review by the Committee of the claim for benefits under the Plan;

(ii) set forth all of the grounds upon which the Applicant’s request for review is based on and any facts in support thereof; and

(iii) set forth any issues or comments which the Applicant deems pertinent to the appeal.

The Committee shall act upon each appeal within 60 days after receipt unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee. The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection. The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. On the basis of its review, the Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan. The decision of the Committee shall be final and conclusive.

14.	Alienation.

The right of any person to receive payments under this Plan shall not be subject to any type of assignment or pledge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of such person.

15.	Employee Benefit Statement.

Each employee covered by this Plan shall receive a statement each year which shows the total benefit payable under this Plan and the Pension Plan.

16.	Withholding.

Benefit payments shall be subject to applicable federal or provincial withholding for taxes.

17.	Successors.

In the event of any consolidation, merger, acquisition or reorganization, the obligations of Univar Canada Ltd. under this Plan shall continue and be binding on Univar Canada Ltd. and its successors or assigns.

18.	Governing Law.

This Plan shall be construed in accordance with the laws of the Province of British Columbia.

This amended and restated plan is executed this 12th day of June, 2007.

UNIVAR CANADA LTD.

By:	/s/ Joel Kallner

Its: Director